EXHIBIT 10.12
ELEVENTH AMENDMENT TO OFFICE LEASE
(221 Main, San Francisco, California: DocuSign, Inc.)
THIS ELEVENTH AMENDMENT TO OFFICE LEASE (this "Amendment") is made and entered into as of the 14th day of December, 2022 (the "Effective Date"), by and between COLUMBIA REIT-221 MAIN STREET, LP, a Delaware limited partnership ("Landlord"), as successor of 221 Main, LLC ("Original Landlord") and DOCUSIGN, INC., a Delaware corporation ("Tenant").
RECITALS:
A    Original Landlord and Tenant entered into that certain Office Lease dated October 31, 2012 ( the "Original Lease"), as amended by that certain letter agreement dated November 16, 2012, the First Amendment to Office Lease dated January 24, 2013, the Notice of Lease Term Dates agreed and accepted by Tenant on March 18, 2013, the letter agreement dated October 31, 2013, the Notice of Lease Term Dates agreed and accepted by Tenant on January 6, 2014, the Second Amendment to Office Lease by and between Landlord and Tenant dated February 11, 2015 (the "Second Amendment"), the Third Amendment to Office Lease by and between Landlord and Tenant dated April 14, 2015, the Fourth Amendment to Office Lease by and between Landlord and Tenant dated March 22, 2016, the Fifth Amendment to Office Lease by and between Landlord and Tenant dated June 21, 2016, the Sixth Amendment to Office Lease by and between Landlord and Tenant dated June 14, 2018, the Seventh Amendment to Office Lease by and between Landlord and Tenant dated October 5, 2018, the Eighth Amendment to Office Lease by and between Landlord and Tenant dated March 29, 2019, the Ninth Amendment to Office Lease by and between Landlord and Tenant dated August 22, 2019, and the Tenth Amendment to Office Lease by and between Landlord and Tenant dated October 15, 2021 (collectively with the other amendments, the "Prior Amendments"). The Original Lease as amended by the Prior Amendments shall be collectively referred to herein as the "Lease."
B.    Pursuant to the Lease, Tenant currently leases the following suites within the Building: Suite 500 (the "5th Floor Space"), Suites 800, 840, 860, 888, 8STR1 (storage space), 8STR2 (storage space) and 8STR3 (storage space) (collectively, the "8th Floor Space"), Suites 920, 940, 950, 970 and 9STR2 (storage space) (collectively, the "9th Floor Space"), Suite 1000 (the "10th Floor Space"), Suites 1200, 1230 and 1280 (the "12th Floor Space"), Suites 1400, 1450 and 1460 (collectively, the "14th Floor Space"), Suites 1500, 1550, 1580, 15STR1 (storage space) and 15STR2 (storage space) (collectively, the "15th Floor Space") and Suite 1600 (the "16th Floor Space").
C.    On January 1, 2023 (the "Reduced Premises Commencement Date"), Landlord and Tenant wish to include storage space on the 14th floor of the Building known as 14STR1 which contains approximately 80 rentable square feet ("14STR1") to the Premises and will become part of the 14th Floor Space.
D.    The Lease Expiration Date is currently August 9, 2024.
E.    Landlord and Tenant desire to extend the Lease Term and the Lease Expiration Date to July 31, 2029 (the "Extended Lease Expiration Date") for the 8th Floor Space, the 9th Floor Space, 14th Floor Space (including 14STR1) and the 15th Floor Space (collectively, the "Reduced Premises") in accordance with the terms and conditions of this Amendment.
F.    Landlord and Tenant desire to accelerate the expiration of the Lease Term and the Lease Expiration Date to midnight on February 28, 2023 (the "Early Lease Expiration Date") for the 5th Floor Space, the 10th Floor Space, the 12th Floor Space and the 16th Floor Space (collectively, the "Termination Premises") and Tenant shall not be required to pay Base Rent or

Tenant's Share of Direct Expenses for the period commencing on midnight on December 31, 2022 (the "Early Rent Termination Date") and ending on the Early Lease Expiration Date in accordance with the terms and conditions of this Amendment.
G.    Any defined terms used in this Amendment which are not defined herein shall have the same meaning such defined terms have in the Lease.
H.    By this Amendment, Landlord and Tenant desire to amend the Lease, upon the terms and conditions set forth herein.
AGREEMENT:
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree that the Lease is amended as follows:
1.Expiration of Lease Term for the Termination Premises. The Lease Term for the Termination Premises shall expire on the Early Lease Expiration Date. On or before the Early Lease Expiration Date, Tenant shall surrender the Termination Premises to Landlord in accordance with Article 15 of the Lease, except Tenant shall not remove from the Termination Premises and hereby transfers and grants title to Landlord as of the Early Lease Expiration Date to all furniture, workstations (the workstations and furniture (to the extent the furniture is shown on the floor plan) shall remain in the configuration shown on the floor plans attached hereto as Exhibit A) with monitors (but not computer that Tenant shall remove), televisions, screens, fixtures, equipment and all cabling (provided such cabling is not cut or damaged, in which case, Tenant must (a) remove any cut or damaged cabling, and (b) if requested by Landlord, remove all cabling from the Termination Premises on the floor in which the cut or damaged cabling is discovered). The furniture, fixtures and equipment that Tenant leaves in the Termination Premises pursuant to the preceding sentence shall be fully functional and one hundred percent (100%) intact. Notwithstanding anything to the contrary in the prior sentence, Tenant shall be required to remove from the Termination Premises (i) all cabling relating to Tenant's security system and all other parts of Tenant's security system, including, but not limited to, all cameras, (ii) office, copy room and kitchen supplies, (iii) plants, (iv) all signage, (v) computers, (vi) leased equipment, (vii) all paperwork and files, (viii) all personal property of Tenant's employees or specific to Tenant's business, and (ix) four (4) conference zoom boxes from the tables and their associated booking panel (small screen by doors) located within the conference rooms in the 16th Floor Space. Prior to Tenant's surrender of the Termination Premises, Tenant shall arrange a walk-through of the Termination Premises with Landlord to confirm that Tenant has satisfied its obligations under this Section 1. All Base Rent and other payments made by Tenant relating to the Termination Premises shall be prorated as of the Early Rent Termination Date. Additionally, notwithstanding anything to the contrary, the following shall apply to the Termination Premises only: (i) Tenant's obligation to perform any repairs or upgrades to the Termination Premises pursuant to Article 24 (Compliance with Law) shall terminate as of the Early Rent Termination Date; (ii) Tenant's obligations under Article 11 (Casualty) shall be modified to eliminate any obligation of Tenant to rebuild or restore the Tenant Improvements or Original Improvements within the Termination Premises; Tenant's sole obligation with respect to the Termination Premises being to assign applicable insurance proceeds to Landlord; and (iii) Tenant's obligations under Article 7 (Repairs) shall not include any capital replacements to the Termination Premises except to the extent caused by Tenant's negligence or misconduct. Upon Tenant's surrender of the Termination Premises in accordance with this Section 1, all references to the Premises in the Lease shall mean the Reduced Premises.
2.Extension of Lease Term for the Reduced Premises and Option Right.

(a)Extension of Lease Term. The Lease Term for the Reduced Premises shall be extended to the Extended Lease Expiration Date and all references in the Lease to the Lease Expiration Date shall mean the Extended Lease Expiration Date with regards to the Reduced Premises.
(b)Option Term. All prior option rights to extend the Lease Term provided to Tenant in the Lease are hereby null and replaced with this Section 2(b). Subject to the provisions hereinafter set forth, Landlord hereby grants to Tenant one (1) option to extend the Lease Term (the "Extension Option"), for a period of five (5) years (the "Renewal Period") after the expiration of the Lease Term ending on the Extended Lease Expiration Date. The Renewal Period, if any, shall commence on the day after the Extended Lease Expiration Date initially specified herein and end on the fifth (5th) anniversary of such the Extended Lease Expiration Date. The Renewal Period, including the manner of exercise and determination of rent payable during the Renewal Period shall be subject to the terms and conditions in Section 2.2 of the Original Lease, provided all references to 'Option Term' shall mean 'Renewal Period', references to 'initial Lease Term' shall mean the Lease Term as extended by this Amendment.
(c)Exercise of Extension Option. The Extension Option shall be exercisable by written notice (the "Renewal Notice") from Tenant to Landlord given not earlier than eighteen (18) months nor later than twelve (12) months prior to the Extended Lease Expiration Date. If Tenant exercises the Extension Option, the Renewal Period shall be on the same terms and conditions set forth herein, except that (a) no concessions, abatements or allowances granted with respect to the initial Lease Term, if any, shall be applicable to the Renewal Period, (b) Base Rent shall be equal to the Market Rent, determined as set forth above, and (c) Tenant shall not have any right to renew or extend the Lease Term after the end of the Renewal Period. The Extension Option shall be personal to Tenant and to Tenant's Permitted Transferee. Tenant must occupy not less than 50,000 rentable square feet of the Reduced Premises, rather than the entire Reduced Premises, as a condition to exercise of the Extension Option.
3.Addition of 14STR1 and Rentable Square Footage for the Reduced Premises. As of the Reduced Premises Commencement Date, 14STR1 shall become part of the Premises and the Reduced Premises. The Building has been remeasured in accordance with the modified BOMA ANSI-Z 65.1-2017. In accordance with such remeasurement and commencing on the Reduced Premises Commencement Date, the Building shall be deemed to contain 389,171 square feet of total rentable area, the Reduced Premises shall be deemed to contain 93,132 rentable square feet and Tenant's Share of Direct Expenses shall be 23.9309%. The rentable square feet of the Reduced Premises by floor as follows:

8th Floor Space	23,284 rentable square feet;
9th Floor Space	23,282 rentable square feet;
14th Floor Space	23,286 rentable square feet; and
15th Floor Space	23,280 rentable Square feet.
4.Base Rent. The Base Rent for both the Reduced Premises and the Termination Premises shall continue in accordance with the existing Lease through the Early Rent Termination Date. Tenant shall not be required to pay any Base Rent or Tenant's Share of Direct Expenses on the Termination Premises for the period commencing immediately following the Early Rent Termination Date and ending on the Early Lease Expiration Date. Additionally, Tenant's obligation to pay BTRC, Gross Receipts Taxes, or Commercial Rents Taxes (as such terms are defined below) with respect to the Termination Premises for any period after the Early Rent Termination Date shall cease as of the Early Rent Termination Date. Commencing on the

Reduced Premises Commencement Date, the Base Rent for the Reduced Premises shall be paid monthly as follows:

Lease Year	Monthly Installment of Base Rent	Annual Rate for Base Rent
1/1/23 to 12/31/23	$628,641.00	$7,543,692.00
1/1/24 to 12/31/24	$647,500.23	$7,770,002.76
1/1/25 to 12/31/25	$666,925.24	$8,003,102.84
1/1/26 to 12/31/26	$686,932.99	$8,243,195.93
1/1/27 to 12/31/27	$707,540.98	$8,490,491.81
1/1/28 to 12/31/28	$728,767.21	$8,745,206.56
1/1/29 to 7/31/29	$750,630.23	$9,007,562.76

5.Base Year. Commencing on the Reduced Premises Commencement Date, the Base Year used to calculate Tenant's Share of Direct Expenses for the Reduced Premises shall be the calendar year 2023. Up to and until the Reduced Premises Commencement Date, the Base Year used to calculate Tenant's Share of Direct Expenses for the Premises shall continue using the calendar year(s) provided for in the existing Lease.
6.Gross Up of Operating Charges. Commencing on the Reduced Premises Commencement Date, if the average occupancy rate for the Building during any calendar year (including the Base Year) is less than one hundred percent (100%), or if any tenant is separately paying for (or does not require) electricity, janitorial or other utilities or services furnished to its premises, then Landlord shall include in Operating Charges for such year (including the Base Year) all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such year if such average occupancy rate had been one hundred percent (100%) and if Landlord paid for such utilities or services furnished to such premises.
7.Tax Expenses. Notwithstanding anything to the contrary set forth in the Lease, commencing on the Reduced Premises Commencement Date, Tenant shall be responsible to pay for all (the full amount, as opposed to increases over the Base Year): (a) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting the Lease, including, without limitation, any gross receipts tax, excise tax or any other applicable tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Reduced Premises, or any portion of the Building (including the Parking Facilities), including any and all taxes imposed on Landlord under the San Francisco Municipal Code with respect to or applicable to Tenant's Base Rent, Operating Charges, Additional Rent and any other amounts payable by Tenant pursuant to this Lease, including, without limitation, taxes imposed on Landlord pursuant to the Gross Receipts Tax Ordinance set forth in San Francisco Business and Tax Regulations Code ("BTRC") Sections 950 through 965 ("Gross Receipts Tax"), the Early Care and Education Commercial Rents Tax Ordinance set forth in BTRC Sections 2101 through 2116 ("Commercial Rents Tax"), any increases or changes thereto, and any similar or successor ordinances, laws or regulations (collectively, but excluding all taxes described in clause (i) of Section 4.2.5.3 of the Lease, "Additional Taxes"); (b) taxes relating to the conduct of Tenant's business at the Premises, or Tenant's equipment, fixtures, furnishings, inventory or personal property; and (c) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If any of the taxes under this Section 7 are billed directly to Tenant, Tenant shall pay such taxes prior to the due date for such taxes and provide Landlord with evidence of payment. If Landlord is billed for any of the taxes under this Section 7, Landlord shall bill and Tenant shall pay such taxes within thirty (30) days of receipt of such bill or at Landlord's option, Landlord can estimate the amount of such taxes under this Section on a monthly basis and Tenant shall pay such estimated taxes on a monthly basis along with Tenant's payment of Base Rent. If Landlord charges Tenant for such taxes on a monthly basis, then Landlord shall reconcile the charges and the payments at the end of the year in the same manner provided for in Section 4.4 of this Lease. All taxes paid by Tenant pursuant to this Section 7 shall be excluded from the definition of "Tax Expenses" and "Direct Expenses".
8.Proposition 8 Protection. In the event that Landlord receives a Proposition 8 reduction in Tax Expenses attributable to the Base Year during the Lease Term, then Tax Expenses for the Base Year and any subsequent year shall be computed as if no Proposition 8 tax reduction was obtained during the Base Year and any subsequent year. In the event that Landlord receives a Proposition 8 reduction in Tax Expenses during the Lease Term attributable to any year after the Base Year of 2023, but not for the Base Year, and Tenant has paid Landlord Tenant's Share of increases in Tax Expenses for such year based on Tax Expenses calculated prior to such Proposition 8 reduction, then Landlord shall recalculate Tenant's Share of Tax Expenses based on such Proposition 8 reduction; provided that, Landlord shall be allowed to include in the Tax Expenses all costs incurred by Landlord in obtaining such Proposition 8 reduction. The difference between what Tenant has actually paid for Tenant's Share of Tax Expenses and Tenant's Share of Tax Expenses recalculated in accordance with the prior sentence for such year shall be referred to herein as the "Proposition 8 Credit." In the year that Landlord receives the refund of the Proposition 8 reduction amount, Landlord shall provide Tenant with a credit against Tenant's Share of Tax Expenses in the amount of the Proposition 8 Credit. Landlord and Tenant acknowledge that this Section 8 is not intended to in any way (a) affect the inclusion of any increase in Tax Expenses pursuant to the terms of Proposition 13, or (b) result in Tenant receiving a credit against Tenant's Share of Direct Expenses because of any reduction in Tax Expenses, except for any Proposition 8 Credit provided for in this Section 8.
9.Delivery Condition. Tenant is currently in possession of the entire Premises and accepts it in its "As-Is" condition, subject to Landlord's maintenance and repair obligations under the Lease. Landlord shall not be required to make any improvements to the Premises or provide Tenant with any allowance for making improvements to the Premises in connection with this Amendment. Tenant acknowledges that Landlord has paid all allowances except for the Remaining Allowance (as hereinafter defined) provided under the existing Lease and no further allowances are available to Tenant. As used herein, the "Remaining Allowance" shall mean $57,258.35, which is the balance of the allowance due and payable to Tenant.
10.Construction Supervision Fee. Notwithstanding anything to the contrary in the Lease, for any Alterations made by Tenant during the period between the date of this Amendment and the Extended Lease Expiration Date, Tenant shall not be required to pay Landlord any construction supervision fee for such Alterations.
11.Removal of Alterations. Tenant shall not be required to remove any existing Alterations or Tenant Improvements that Tenant made to the Termination Premises in connection with Tenant's surrender of the Termination Premises. Subject to Landlord's review and approval of plans for Alterations to the Reduced Premises, Tenant shall not be required to remove such Alterations installed after the date of this Amendment.
12.Right of First Offer. Tenant's right of first offer in Section 7 of the Second Amendment and any other rights of first offer or expansion in the existing Lease are hereby null and void and of no further force or effect. Tenant is hereby granted a new right of first offer by Landlord in accordance with the terms and conditions of this Section 12.
(a)Right of First Offer. Subject to any existing rights held by tenants of the Building as of the Effective Date (including, Landlord's right to negotiate with each individual tenant terms that may vary from such tenant's specific option rights but only with respect to the specific space encumbered by such specific tenant's specific option rights, the "Existing Tenant Rights"), and the terms of this Section 12, Landlord hereby grants to the Original Tenant and any Permitted Transferee a right of first offer (the "ROFO Right") with respect to any space that becomes available on the 7th, 10th, 13th and 16th floors of the Building (the "First Offer Space"); provided that, the ROFO Right for Suite 1350 (Suite 1350 has been consolidated with the adjacent suite on the 13th floor and now contains approximately 9,990 rentable square feet), shall not commence until September 1, 2023.
(b)Procedures and Requirements.
(i)Procedure for Offer. During the Lease Term, Landlord shall promptly deliver to Tenant written notice (the "ROFO Notice") if any portion of the First Offer Space will become or is expected to become available for lease to third parties from time to time. The ROFO Notice shall describe the space so offered to Tenant, including the rentable square feet thereof (the "ROFO Space") and shall set forth all of Landlord's proposed terms and conditions (including economic terms) applicable to Tenant's lease of such space (collectively, the "ROFO Terms"); provided that, the length of the term for such ROFO Space shall be coterminous with the then existing Lease Term and any concessions shall be prorated for Tenant's remaining Lease Term. In no event shall Landlord have the obligation to deliver a ROFO Notice (and Tenant have no right to exercise its right under this Section 12) to the extent that the "First Offer Commencement Date," as that term is defined in Section 12(f), below, is anticipated to occur by Landlord on or following the date which is three (3) years prior to the expiration of the then Lease Term.
(ii)Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the ROFO Notice, then within ten (10) business days of delivery of the ROFO Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant's election to exercise its right of first offer with respect to the entire space described in the ROFO Notice on the terms contained in the ROFO Notice and this Section 12. If Tenant does not so notify Landlord within such ten (10) day period, then Landlord shall be free for a period of two hundred seventy (270) days to lease the space described in the ROFO Notice to anyone to whom Landlord desires so long as the net effective rental to be received by Landlord is equal to or greater than ninety-five percent (95%) of the net effective rental Landlord would receive based on the ROFO Terms and Tenant's ROFO Right shall thereupon automatically terminate in such case only. If Landlord has not leased the applicable ROFO Space within two hundred seventy (270) days after the date Tenant's response period expires or if the economic terms offered to a third party are modified so that the net effective rental Landlord would receive is less than ninety-five percent (95%) of the net effective rental Landlord would receive based on the ROFO Terms, then, in either case, Landlord must provide Tenant a new ROFO Notice (with the ROFO Terms modified to be those offered to the third party, if applicable) and Tenant shall again be entitled to exercise its ROFO Right on the terms and conditions provided above; provided that, if the new ROFO Notice is being sent because the net effective rental has been reduced to less than ninety-five percent (95%) of the net effective rental provided in Landlord's initial ROFO Notice for such ROFO Space, then Tenant shall only have only five (5) business days to respond to such second ROFO Notice for such ROFO Space instead of the ten (10) days provided above for the initial ROFO Notice. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord in the ROFO Notice to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.
(iii)Other Terms. Except as otherwise set forth in the ROFO Notice or as otherwise agreed to in writing between Landlord and Tenant, Tenant shall take the ROFO Space in its "as is" condition, and the construction of improvements in the ROFO Space shall comply with the terms of Article 8 of this Lease.
(iv)Amendment to Lease. If Tenant timely exercises Tenant's right to lease the ROFO Space as set forth herein, Landlord and Tenant shall within sixty (60) days thereafter execute an amendment to this Lease for such ROFO Space upon the terms and conditions as set forth in the ROFO Notice and this Section 12. The rentable square footage of any ROFO Space leased by Tenant shall be determined by Landlord in accordance with Landlord's then current standard of measurement for the Building. Tenant shall commence payment of rent for the ROFO Space, and the term of the ROFO Space shall commence (the "ROFO Commencement Date") on the earlier of (a) one hundred fifty (150) days after Landlord delivers occupancy of the ROFO Space to Tenant, or (b) the date on which Tenant commences business operations in the ROFO Space, and shall terminate on the Extended Lease Expiration Date.
(c)No Events of Default. The rights contained in this Section 12 shall be personal to the Original Tenant (and any Permitted Transferee who has taken an assignment of the Lease), and may only be exercised by an Original Tenant and any such Permitted Transferee assignee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in the Lease), and may only be exercised by an Original Tenant and any such Permitted Transferee assignee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in the Lease) if such Original Tenant occupies at least fifty percent (50%) of the Reduced Premises as of the date of Tenant's exercise of its ROFO Right and has not sublet more than fifty percent (50%) of the rentable square footage of the Reduced Premises. Tenant shall not have the right to lease First Offer Space, as provided in this Section 12(c), if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord's option, as of the scheduled date of delivery of such ROFO Space to Tenant, an uncured Event of Default exists under the Lease or if more than one monetary Event of Default has occurred within the twelve (12) month period immediately preceding the exercise of the ROFO Notice.
13.Conference Center and Tenant Lounge. Tenant shall have access to the building conference center and tenant lounge on the fourth (4th) floor of the Building (the "Conference Center and Tenant Lounge") subject to such reasonable and non-discriminatory rules and regulations as Landlord shall from time to time impose. Access to the Conference Center and Tenant Lounge is subject to Landlord's sole and absolute approval and such approved access shall be limited to Building tenants exclusively. Tenant may reserve the conference room through the building management office and, Tenant may be charged a Building standard fee in connection with use of the Conference Center and Tenant Lounge. Tenant acknowledges and agrees that other tenants may or shall have access to the Conference Center and Tenant Lounge and that Landlord shall have no liability or responsibility to monitor the use, or manner of use, thereof by Tenant or any other tenants. Notwithstanding the foregoing, Tenant shall at all times cooperate on a commercially reasonable basis with any other tenants using the Conference Center and Tenant Lounge in order to avoid conflict with such users. Tenant also shall continue to have the right to use the Terrace on the fourth (4th) floor of the Building in accordance with Section 9 of the Second Amendment.

14.Parking. As of the Reduced Premises Commencement Date, Section 12 of the Second Amendment relating to parking is null and void and replaced with this Section 14 relating to Tenant's parking rights on and after the Reduced Premises Commencement Date. As of the Reduced Premises Commencement Date, Tenant shall have the right to park, on an unreserved and non-exclusive basis, up to twenty-six (26) (the "Parking Space Allotment") standard sized passenger automobiles (for example, cars, SUVs, mini-vans and standard size pick-up trucks) in the parking facility (the "Parking Facility") serving the Building, subject to payment of the prevailing monthly rate charged by Landlord (which is currently $425 per space, but subject to change from time to time), Landlord's rights pursuant to the remainder of this Section and such rules and regulations as Landlord may establish from time to time. Such parking shall be in non-exclusive, unassigned spaces on a self-park, attendant-park, valet or other basis, as from time to time prescribed by Landlord. Tenant shall not use the Parking Facilities for the servicing or extended storage of vehicles. Tenant shall not assign, sublet or transfer any permits hereunder, except in connection with any assignment or sublease permitted pursuant to Article 14 of the Lease where parking is provided for in the sublease or assignment. Landlord reserves the right to institute either a Parking Facilities operator system, which may include self-park, attendant-park, valet or other parking arrangements, or to otherwise change the parking system. Tenant and its employees shall observe reasonable safety precautions in the use of the Parking Facilities or any other parking area and shall at all times abide by all rules and regulations governing the use of the Parking Facilities. Tenant acknowledges that particular parking facilities, areas or spaces may be designated for exclusive use by particular tenants, occupants, visitors or other users, either generally or at particular times, and Tenant shall comply with all such designations and cause its employees, visitors and other invitees to do the same. Landlord reserves the right to close the Parking Facilities or any other parking area during periods of unusually inclement weather or for alterations, improvements or repairs. Landlord does not assume any responsibility, and shall not be held liable, for any damage or loss to any automobile or personal property in or about the Parking Facilities, or for any injury sustained by any person in or about the Parking Facilities. Landlord shall not be liable to Tenant and this Lease shall not be affected if any parking rights hereunder are impaired by any Applicable Laws imposed after the Reduced Premises Commencement Date. Landlord reserves the right to determine whether the Parking Facilities are becoming crowded and to allocate and assign parking spaces among Tenant and the other tenants provided that the Parking Space Allotment will not be reduced thereby.
15.Signage. Tenant shall retain Tenant's signage rights set forth in the Lease for the Remaining Premises. Section 10(a) of the Second Amendment is hereby revised by changing the rentable square footage requirement to maintain Building Top Signage from 100,000 rentable square feet to 90,000 rentable square feet starting on the Remaining Premises Commencement Date.
16.Holding Over. The first sentence of Article 16 (Holding Over) is hereby and amended in its entirety by the following: "If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case the Base Rent shall be payable at a monthly rate equal to the product of (a) the Base Rent applicable during the last rental period of the Lease Term under this Lease (provided that, if Tenant holds over in the Termination Premises after the Early Lease Termination Date, the hold over Base Rent shall be based on the Base Rent that Tenant was required to pay on the Termination Premises for December 2022), and (b) a percentage equal to 150%."
17.Letter of Credit. Landlord and Tenant acknowledge that the current L-C Amount under the Lease is One Hundred Seventy-Five and 00/100 Dollars ($175,000.00) and Landlord is holding a L-C in such amount. Notwithstanding anything to the contrary in the Lease, the L-C

Amount shall only be reduced after the Reduced Premises Commencement Date in accordance with this Section 17. If on the applicable Reduction Date (as defined below) Tenant is not in default under the Lease (beyond the applicable notice and cure period set forth in this Lease) and Tenant has not assigned the Lease (except to a Permitted Transferee), then the L-C Amount shall be reduced as follows: (a) on January 1, 2025 (the "First Reduction Date"), the L-C Amount shall reduce to One Hundred Thousand and 00/100 Dollars ($100,000.00), and (b) on January 1, 2027 (the "Second Reduction Date", and collectively with the First Reduction Date, as the "Reduction Dates" and individually as a "Reduction Date"), the L-C Amount shall reduce to Fifty Thousand and 00/100 Dollars ($50,000.00). Notwithstanding anything to the contrary set forth in this Section 17, in no event shall the L-C Amount as set forth above decrease during any period in which Tenant is in default under this Lease, but such decrease shall take place retroactively after such default is cured, provided that no such decrease shall thereafter take effect in the event this Lease is terminated early due to such default by Tenant. Such reduction of the L-C Amount, if applicable, shall be accomplished by Tenant causing the Bank to issue an amendment to the LC following the applicable Reduction Date (which amendment shall be in form and content reasonably acceptable to Landlord).
18.Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only Jones Lang LaSalle ("Landlord's Broker") which has acted as broker for Landlord and Cushman Wakefield which has acted as broker for Tenant on this Amendment ("Tenant's Broker" and collectively with Landlord's Broker, as the "Brokers"). It is understood that Landlord shall pay the Brokers pursuant to separate agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.
19.Interpretation. Capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Lease, provided however, that in the case of any conflict, uncertainty or ambiguity that may arise when interpreting the provisions of the Lease and the provisions set forth in this Amendment, the provisions of this Amendment shall be controlling for the purpose of resolving any such conflict, uncertainty or ambiguity.
20.Ratification of Lease Terms. Notwithstanding any term or provision of the Lease, the provisions of this Amendment shall amend, modify and supersede the terms of the Lease. If there is any conflict between the Lease and this Amendment, this Amendment shall control. All other non-conflicting terms, provisions, covenants and conditions of the Lease and all exhibits and addendum thereto shall continue in full for and effect and are hereby ratified by the parties hereto.
21.Entire Agreement. This Amendment sets forth the entire understanding of the parties in connection with the subject matter hereof. There are no agreements between Landlord and Tenant relating to the Lease or the Premises other than those set forth in writing and signed by the parties. Neither party hereto has relied upon any understanding, representation or warranty not set forth herein, either oral or written, as an inducement to enter into this Amendment.
22.Authority. Each party represents that each of the individuals executing this Amendment on behalf of such party has been authorized to do so and has the power to bind the party for whom they are signing. Landlord represents and warrants that no consent or approval of any third party is required for Landlord to enter into this Amendment under any agreement or instrument by which Landlord is bound.

23.Method of Execution. This Amendment will be executed and delivered via DocuSign.
24.OFAC; Dealings with Prohibited Persons.
(a)Tenant represents and warrants to Landlord that Tenant is not nor will become, a person or entity who is the subject of economic or financial sanctions or trade embargoes administered or enforced by the U.S. Government, (including, without limitation, the Office of Foreign Asset Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a "specially designated national" or "blocked person"), the United Nations Security Council, the European Union, His Majesty's Treasury, or other relevant sanctions authority ("Sanctions Law") which would be applicable to Tenant or its subsidiaries (such persons and entities described in this Section 24.(a) being "Prohibited Persons"). Tenant further represents and warrants to Landlord that to the best of Tenant's knowledge, no officer, director or person that owns or controls more than 5% of Tenant's outstanding common stock is a Prohibited Person. Landlord represents and warrants to Tenant that Landlord is not nor will become, a person or entity who is a Prohibited Person. Landlord further represents and warrants to Tenant that to the best of Landlord's knowledge, no officer, director or person who owns or controls more than 5% of Landlord is a Prohibited Person. The following portals may be of use to Tenant to ensure it is not dealing with a Prohibited Person: European Commission List Search (EU Sanctions Map), for EU and UN sanctions; Office of Foreign Assets Control Sanctions List Search (https://sanctionssearch.ofac.treas.gov/); and OFSI Consolidated List Search (https://sanctionssearchapp.ofsi.hmtreasury.gov.uk/).
(b)Tenant represents and warrants that neither Tenant nor any of its relevant subsidiaries is located, organized in, controlled by, or resident in a country or territory that is the subject or the target of Sanctions Law, including, without limitation, Cuba, Iran, Syria, North Korea, Venezuela, and the Crimea, Donetsk, and Luhansk regions of Ukraine ("Restricted Jurisdictions"). Landlord represents and warrants that neither Landlord nor any of its relevant subsidiaries is located, organized in, controlled by, or resident in a country or territory that is the subject or the target of Sanctions Law, including any Restricted Jurisdictions.
(c)Tenant undertakes to make payments of any nature under this Amendment to Landlord only from its own accounts and to inform Landlord if any payments will be made by any third party and/or from a third party's account. Tenant shall not make payment of any nature using funds which are subject to any form of asset freeze or blocking restriction under the Sanctions Laws or that originate from a Restricted Jurisdiction. Landlord has the right to refuse such payments.
(d)Subject to applicable law and regulations, the parties agree that failure to comply with any provision of Sections 24 (a)-(c) above, which is not cured within thirty (30) days written notice to Tenant, is a reason for termination without notice of good cause by Landlord; provided, however, that should Tenant determine that termination or any of the provisions in Sections 24(a)-(c) above present in practice a conflict with applicable laws and regulations, it shall notify Landlord immediately in writing explaining the nature of the conflict and will work in good faith with Landlord to resolve the conflict.
IN WITNESS WHEREOF, this Amendment is made as of the day and year first above written.
LANDLORD:

Columbia REIT-221 Main Street, LP,
a Delaware limited partnership
By:    Columbia REIT -221 Main Street GP, LLC,
a Delaware limited liability company, its general partner
By:    Columbia Property Trust Operating Partnership, L.P., a Delaware limited partnership, its sole member
By:    Columbia Property Trust, Inc.,
a Maryland corporation, its general partner
By:    /s/ David Dowdney
Name:    David Dowdney
Title:    EVP
[Tenant's Signature Block on Next Page]

TENANT:
DOCUSIGN, INC.,
a Delaware corporation
By:    /s/ Cynthia Gaylor, December 16, 2022
Name:    Cynthia Gaylor
Title:    Chief Financial Officer

EXHIBIT A
Floor Plans for the Termination Premises
Showing Configuration of Workstations and Certain Furniture
[See Attached Floor Plans]
A-1